Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Leafly Holdings, Inc. ( the “Company”) on Form S-8 of our report dated March 31, 2022, with respect to our audits of the consolidated financial statements of Leafly Holdings, Inc. (formerly known as Merida Merger Corp. I) as of December 31, 2021 and 2020 and for the years then ended appearing in both the Annual Report on Form 10-K and Amendment 2 to the Annual Report on Form 10-K of Leafly Holdings, Inc. for the year ended December 31, 2021.

/s/ Marcum llp

San Jose, CA

February 23, 2023